The confidential portions of this exhibit, which have been removed and replaced with an asterisk, have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 and Rule 24b-2.

SUPPLY AGREEMENT
Effective February 11, 2005

BY AND BETWEEN:

MINRAD INC, a company formed in accordance with and by virtue of the laws of the State of Delaware, United States of America, with its registered office at 847 Main Street, Buffalo, New York, 14203, UNITED STATES OF AMERICA, represented by Mr. William H. BURNS, President & CEO, and Mr. Kirk D. KAMSLER, President, MINRAD EU, hereinafter referred to as "MINRAD".

AND:

MERCK GENERIQUES, a "sociẻtẻ en commandite simple", formed in accordance with and by virtue of the laws of France, with a share capital of 18.000 Euros, registered with the Trade and Company Registry of Lyons (reference number 399.295.385), with its registered office at 34 Rue Saint-Romain, 69008 LYONS, FRANCE, represented by Mr. Didier BARRET, Chairman, and Mr. Bertrand BRUTZKUS, Director of Business Unit Injectable Products, hereinafter referred to as "MG".

both also being referred to collectively as the "Parties" and individually as the "Party".

RECITALS:

1.	MG is a pharmaceuticals company specializing in the marketing of certain generic pharmaceutical products.
2.

MINRAD possesses the necessary equipment and facilities as well as the experience and scientific know-how in order to manufacture the Products in conformity with the Good Manufacturing Practices ("cGMP").

3.	MINRAD agrees to manufacture and supply and MG agrees to purchase the Products in accordance with the terms and conditions of this Agreement provided hereunder.

IT IS AGREED as follows:

1-DEFINITIONS

In this Agreement the following words shall have the meaning hereby assigned to them:

1.1

"Agreement": articles 1 to 19 and Appendixes 1, 2, 3, 4 and 5 of the present document. In the event of any conflict between the provisions of articles 1 to 19 and those of Appendixes 1, 2 3, 4 and 5, the provisions of articles 1 to 19 shall prevail.

1.2	"Products": the pharmaceutical products containing the Active Ingredients, as listed in Appendix 1 for human use only and excluding conscious sedation applications.
1.3	"Parties": MG and MINRAD, and Party shall mean either of them.
1.4	"cGMP": the Good Manufacturing Practices.
1.5	"MA": the Marketing Authorization granted by the competent authority to market the Products in a specific territory. CONFIDENTIAL TREATMENT
1.6

"Dossiers": the entire contents of the existing Enflurane and Isoflurane and the future Sevoflurane and Desflurane dossiers including the corresponding expert reports on the Products, the definitions of the formulae, the industrial production and control methods, processes and techniques, the specifications of the raw materials and the finished products, the technical data and all other documents needed to obtain the MA's, an abridged version of which will be provided to MINRAD.

1.7	"Technical Agreement" : the Parties agree that they will sign a Technical Agreement within nine (9) months from the signing of this agreement.
1.8	"Batch": a batch of the finished version of the Products.
1.9	"Active Ingredients": shall mean the pharmaceutical substances Isoflurane, Enflurane, Sevoflurane, Desflurane.
1.10	"Components": the Active Ingredients and any other product or material used in the manufacture of the Products including the packaging materials.
1.11	"Service": the processes and procedures further defined in the Technical Agreement for the supply by MINRAD of the Products:

i.	The supply and quality control of the Components; and
ii.	The manufacture of the Products in bulk; and
iii.	The bulk packaging, and subsequent final packaging and labeling of the Products; and
iv.	The quality control of the finished version of the Products; and
v.	The storage of the Products; and
vi.	The pharmaceutical release of the Products; and
vii.	The transportation of the Products; and
viii.	The retention of the batch files, the sample library, the Dossiers, and the samples used in the stability studies and the results of those studies.
1.12	"Territory" shall mean those countries as listed in APPENDIX 2.
1.13	"MINRAD EU" shall designate the European subsidiary of MINRAD, in progress of incorporation at the time the Parties sign the present Agreement

2- SUBJECT MATTER OF THE AGREEMENT
2.1

MG confers on MINRAD the Service, in accordance with which MINRAD shall supply MG with Isoflurane and Enflurane on a non-exclusive basis, and MG exclusively with the Sevoflurane and Desflurane in the Territory and MG shall, purchase the entirety of MG's requirements of the Products exclusively from MINRAD.

2.2

MINRAD undertakes to carry out the Service in accordance with the provisions of the Dossiers, this Agreement, the cGMP, the Technical Agreement, and any and all data or information provided by MG to MINRAD under this Agreement.

2.3

Neither MG nor MINRAD shall, without the prior written consent of an authorized representative of the other party, in any way assign, subcontract, charge or transfer, or otherwise relinquish control of (hereinafter "Assign"), in whole or in part, the duties or responsibilities granted to MG or MINRAD, as they may be, by virtue of this Agreement. Should such consent be granted, the assigning party shall remain liable for all of the duties and responsibilities so Assigned.

Notwithstanding the above, it is understood between the Parties that MINRAD shall assign all its rights and obligations under this Agreement to the company MINRAD EU as soon as MINRAD EU is fully incorporated. Upon such assignment, MINRAD EU will assume MINRAD's rights and will perform all of MINRAD's obligations under this Agreement, in accordance with the terms and conditions of the Agreement. MINRAD undertakes to immediately inform MG in writing upon incorporation of MINRAD EU.

2.4	The Parties agree that the Products shall be delivered to MG at the following address:

Merck Génériques Centre de Packaging de Meyzieu 26 avenue Jean Jaurès 69330 MEYZIEU FRANCE
2.5

MINRAD agrees to immediately inform MG in writing of all and any modifications or alterations to the manufacturing facilities, processes or equipment used in the execution of the Agreement, as well as any modifications to MINRAD's administrative authorizations.

2.6

MINRAD shall refrain from any activity which may adversely affect the quality of the Products, and undertakes to immediately inform MG in writing of any event which occurs during this Agreement which could affect the enforcement of the cGMP. MG shall store, handle, sell and market the Products in accordance with all applicable laws and regulations in the Territory under its own responsibility.

2.7	MINRAD and MG each agree to use its best endeavors to ensure the proper execution of this Agreement.

3- INDEPENDENT STATUS OF MINRAD

MINRAD shall execute this Agreement as an independent contractor who is not and whose employees cannot be considered as employees or agents of MG. Any exercise by MG of its rights to instruct MINRAD as to the desired objectives of the Agreement and any inspection made by MG, whether on a regular or an irregular basis, in order to ascertain that these objectives are in a satisfactory state of advancement, shall not prejudice in any way MINRAD's independent status.

4- FORECASTS & ORDERS

Forecasts:
4.1	MG agrees to inform MINRAD as soon as reasonably possible of any information, which could substantially alter the forecasts, provided by MG.
4.2	MINRAD shall immediately inform MG in the event that it is aware of any information, which could prevent the achievability of the forecasts.
4.3	The forecasts, for which the achievability has been confirmed constitute an undertaking on the part of MINRAD that it is capable of providing MG with the totality of such forecasts.
4.4

MINRAD is responsible for the stock management of the Components. Consequently, MG shall only be liable to pay for Components purchased in accordance with confirmed orders, and not for Components purchased in accordance with forecasts, unless otherwise agreed in writing by MG.

Orders:
4.5	MG shall send a purchase order with a reply slip for the Products to MINRAD at least three (3) months prior to the delivery date on the corresponding purchase order.
4.6

MINRAD shall return the reply slip to MG, confirming the quantities and the delivery date indicated on the purchase order within fifteen (15) days from receipt of the said order. Upon confirmation, the said order shall be considered as irrevocably binding on MINRAD. In the event that MG receives no response from MINRAD regarding the purchase orders within the fifteen (15) day period, the said purchase order shall be deemed to have been confirmed by MINRAD on the terms defined by MG on the relevant purchase order.

4.7	MINRAD shall respect the delivery deadline indicated on the corresponding purchase order.
4.8	The minimum amounts of Products that MG shall purchase per order and per contractual year are specified in Appendix 4.
4.9

In the event of the order, which would be qualified as exceptional, the Parties shall agree on the quantity of Products and delivery date prior to the confirmation of such an order. It is understood between the Parties that an order up to and including             *            of the forecasted amount of Products shall not be considered exceptional.

Penalties
4.10

Should MINRAD INC confirm an order and not ship until 2 weeks have lapsed following the due date, MINRAD may be obliged for out-of pocket costs of penalties incurred by MG. These penalties may not exceed 10 % of the purchase price for each 2 weeks period of lapse thereafter up to a maximum of sixty percent (60%) of the purchase price of the delayed shipment. Partial shipments made in an effort to comply with the confirmed order will be deduced from the amount exposed to potential penalty. The maximum penalty will decline 1% per month for each successive month in which MINRAD avoids penalty over the life of the contract.

No penalty will be owed if MG is past due on an invoice by fifteen (15) days or more. MINRAD penalties will only begin accruing two (2) weeks following the last payment necessary for all invoices to be current, consistent with section 4.10.

Buffer stock Inventory
4.11

At the beginning of each month, MINRAD will have on hand an inventory of one unlabelled lot of each formulation ordered by MG in the prior 3 months. The buffer stock will be replenished on a monthly basis.

MG Forecast
4.12

On a month basis, MG will provide MINRAD with a rolling one year forecast by product number and denominated in product number lot sizes. The first quarter will be in monthly segments and will be considered as a firm order for delivery in the month indicated. The last 9 months will be in quarterly increments and shall be considered of an advisory nature.

Confirmed Orders
4.13

MINRAD, at its option, may cancel confirmed order at any time if MG is 15 days or more past due on payments. A cancellation shall be accomplished by a facsimile notification to the MG representative indicated in the contract.

5- PRICE & PAYMENT CONDITIONS

5.1

In consideration for the proper execution of this Agreement, MG undertakes to pay MINRAD the prices for the Products as set forth in Appendix 3. Such prices are exclusive of any other payment and include all of MINRAD's incidental costs.

5.2	The price of the Products is FCA Bethlehem, PA, USA (ICC Incoterms 2000).
5.3

The prices set forth in Appendix 3 may be revised at the end of each contractual year, subject to both Parties consenting in writing to such a revision at least two (2) months prior to the end of the relevant contractual year.

5.4

All payments made by MG to MINRAD, shall be done by bank wire transfer pursuant to the instructions and to the account number indicated on the invoices provided by MINRAD. Such payment shall be made within seventy-five (75) days following the shipment.

5.5

Subject to article 2.3 paragraph 2, all payments made by MG shall be in Euros (at the then current exchange rate at the targeted price) or in US dollars to MINRAD EU, a Company in progress which is entitled by MINRAD INC to collect cash on behalf of MINRAD INC.

6- QUALITY CONTROL OF THE PRODUCTS

Release of the Batch:
6.1	Release of the Batch shall be the responsibility of MINRAD, and shall be carried out in accordance with the conditions specified in the Technical Agreement.

Defective Batch:
6.2

Within fifteen (15) days from receipt of a Batch, MG shall inspect the same and inform MINRAD of any defects in the quantity of quality of the Products. Such inspection shall be limited to the packaging of the Products and the information indicated on the packing list.

6.3

MG may also inform MINRAD of hidden defects (non-observance of the Technical Agreement, the Dossier, the cGMP, or other such data or information provided by MG to MINRAD under this Agreement) in the Products at any moment during the shelf life of the Products.

6.4

In the event that a Batch contains a defect as specified in articles 6.2 or 6.3 ("Damage"), MINRAD shall recover and replace the Damaged Batch within one (1) month from the date of notification by MG of the same. All costs relating to such recovery and replacement shall be borne exclusively by MINRAD.

6.5

In the event that a Batch is found to be damaged, MG shall not be liable to pay MINRAD for the said Batch. If, however, the invoice for the Damaged Batch has already been issued, MINRAD shall issue MG with credit note to the value of the corresponding invoice, to be deducted from the amount of the invoice for the following Batch.

6.6

Should the Parties not agree on the existence of Damage, they shall nominate, by mutual agreement, an independent laboratory that shall examine the Batch in question; and whose decision shall be binding on both Parties. All costs arising from such inspection shall be borne by the Party in error. If the Parties are unable to agree on the independent laboratory, they shall request that the president of the Tribunal de Commerce of Lyon nominate the laboratory.

6.7

No payment shall be due for the disputed Batch until it has been declared by the independent laboratory to contain no Damage. In the event that MINRAD has already issued an invoice in relation to such a Batch, MINRAD shall issue MG with credit note to the value of the corresponding invoice, to be deducted from the amount of the invoice for the following Batch. If the independent laboratory concludes that the Batch is damaged, article 6.4 shall apply.

Batch Recall:
6.8

In the event that MG decides to initiate a Batch recall, the Parties shall cooperate in good faith in order to determine the measures that should be taken, and MINRAD shall immediately commence research in order to determine the cause of the defect in the Batch.

6.9	The procedure to follow in the event of the Batch recall is specified the Technical Agreement.
6.10	As the holder of the MA, any issuance of a Batch recall rests exclusively with MG.
6.11	In the event of a Batch recall in the following situations:
Non observance of the relevant legislation, the Technical Agreement, the Dossiers, or any other document relevant to the execution of this Agreement ; or
Defects in the Components

MINRAD shall exclusively bear the costs of the recall and shall at its own cost replace the recalled Batch within thirty (30) days from the date of the recall.
6.12	The disposal of the defective Batch shall be carried out at MINRAD's expense, who shall provide MG with a certificate of disposal including the following information:
The reference number of the corresponding Batch; and
The name of the company who carried out the disposal; and
The quantity of the Products of which MINRAD, or the company it has nominated, has disposed.
6.13	In the event that MG carries out the disposal of the Batch, MG shall invoice MINRAD within one (1) week from the date of the receipt by MINRAD of the invoice.

7- INSPECTION
7.1

MG may, during normal working hours, inspect the facilities involved in the execution of this Agreement. During such an inspection the inspectors may inquire about the progress of the work being carried out by MINRAD and are authorized to:

7.1.1	Inspect the facilities and equipment used in the manufacture, packaging, storage and quality control of the Products and the Components; and
7.1.2	Verify the qualifications of the employees carrying out such work and their use of the relevant equipment; and
7.1.3	Evaluate all scientific techniques used by MINRAD's employees in the execution of this Agreement and the procedures used in the creation and storage of samples of the Products.
7.2

MINRAD agrees that it shall provide the inspectors with reasonable access during normal business hours to the facilities referred to in the provisions of article 7.1, in order that the inspectors may carry out the inspections provided in the said article.

7.3

MINRAD agrees that it shall use its best endeavors to ensure that as soon as possible after receipt of an inspection report signed by an authorized representative of MG, MINRAD shall have the right to remedy any and all discrepancies indicated in the said inspection report.

8- LIABILITY & INSURANCE
8.1

MINRAD agrees to indemnify MG against (a) all damage and loss and any reasonable out of pocket expenses incurred by MG arising from claims for compensation by a third party ("Third Party Damages"); and (b) any direct damages, losses, costs and out of pocket expenses incurred by MG, in each case resulting from:

8.1.1	A manufacturing defect due to non-adherence by MINRAD to general or specific manufacturing procedures, the Dossiers, the Technical Agreement, or the cGMP; or
8.1.2	The supply, delivery or storage of Products by MINRAD in the execution of the Agreement; or
8.1.3	Any breach, non-observance or non-performance by MINRAD of its obligations under this agreement.

; provided, however, that except for any Third Party Damages, MINRAD shall not be liable to MG for any consequential, special or punitive damages whatsoever, including but not limited to lost profits or lost sales, resulting from any breach of this Agreement, from anything listed in Articles 8.1 through 8.1.3 above or under any contract, tort, statutory or other legal theory.

8.2

MG assumes full responsibility for damage arising from the marketing and commercialization of the Products and any breach, non-observance or non-performance by MG of its obligations under this Agreement.

8.3

In the light of articles 8.2 and 8.3, the Parties agree to take out and keep up to date for the duration of this Agreement and any extensions thereof, an insurance policy financially substantial enough to cover all and any liability incurred by virtue of the said articles. The Parties agree that on request by the other Party they shall prove by written records the existence and conditions of such an insurance policy.

9- FORCE MAJEURE
9.1

In the event of force majeure, the Parties shall not be held responsible for the nonfulfilment of their obligations under this Agreement, insofar as the Party pleading force majeure shall be discharged from its responsibility only for the duration of the force majeure and shall make all reasonable efforts to limit its effect.

9.2	The Party affected by force majeure must immediately notify the other Party in writing with all details concerning the said force majeure.
9.3

If the force majeure continues beyond a period of forty-five (45) days from the date of receipt of notification of the force majeure, the Parties shall meet in order to consider in good faith, the steps to be taken regarding the continuation of the Agreement. In the event that force majeure prevents the continuation of the Agreement for a period of sixty (60) days or more from the date of receipt of notification of the force majeure, either Party without having to pay an indemnity may terminate this Agreement, which shall take effect at the date at which a written notice of termination is received by the other Party.

9.4

For the purposes of article 9, non-exhaustive illustrations of force majeure included act of God, war, abnormal weather conditions, riots, uprisings, government action, fires, floods, national strikes (excluding strikes limited to the other Party's personnel), or other such events outside the control of either party.

10- CONFIDENTIALITY
10.1

Subject to article 10.2, the Parties shall not, without prior written consent of the other Party, release or divulge to any third party orally or in writing, nor use for any purpose other than this Agreement, any information acquired during the execution of this Agreement, including but not limited to prices and volumes.

10.2

The Parties agree to maintain the confidentiality of such information by restricting its disclosure to only those employees in its organization reasonably requiring the information for the purposed authorized by this Agreement, and also on condition that:

10.2.1	The Party's employees in receipt of the information have been made aware of the confidential nature of the information; and
10.2.2	The Party's employee's in receipt of the information have been made aware of the other Party's interest in the information; and
10.2.3	The Party disclosing the information and the employees involved has entered a legally binding confidentiality agreement on terms equivalent to those in this Agreement.
The Party disclosing the information to its employees shall be responsible for ensuring that the said employees comply with the conditions of this Agreement.
10.3	The information shall not be treated as being confidential in nature if the receiving Party can show by written records that one of the following circumstances applies:
10.3.1	The information was at the time of disclosure in the public domain or subsequently came to be there through no fault of the Party receiving the information; or
10.3.2	The Party in receipt of the information was already in possession of the information prior to the disclosure; or
10.3.3	The information was disclosed to the Party concerned by a third party who placed no restriction on its disclosure or use, and that third party was legally entitled to make such a disclosure; or
10.3.4

The information had been acquired by the receiving Party prior to its disclosure as a result of development by that Party, and the said Party had no direct or indirect access to, or use or knowledge of the information prior to the said disclosure; or

10.3.5

The information is required to be disclosed pursuant to applicable law or a governmental or judicial order, provided that the receiving Party agrees to provide the other Party, where reasonable, with prior notice of such a disclosure and to seek confidential treatment to the full extent available under law.

11- TRANSPORT
11.1	The technical specifications regarding the transportation of the Products are provided in the Technical Agreement.
11.2	The price of the Products is understood to be FCA Bethlehem, PA, USA (ICC Incoterms 2000).

12- TERM

This Agreement shall take effect on the date of its signature by both Parties, and shall remain in effect for a period of five (5) years.

13- TERMINATION
13.1

Either Party may terminate this Agreement in the event that the other shall be guilty of any breach, non-observance or non-performance of its obligations hereunder which is not remedied within forty-five (45) days or less upon receiving notice of the same, and such notice to be sent by recorded delivery and stipulating the breach on which the termination is based. Should these conditions be met, the Party seeking termination shall be entitled to consider the Agreement terminated with immediate effect on the expiration of the forty-five (45) day period, without the need for further notice.

13.2

The Parties may immediately terminate this Agreement in the event that the other Party becomes insolvent, or if an order is made or resolution passed for the winding up of that Party, or if any administrator, receiver or liquidator is appointed in respect of the whole or part of that Party's assets or business, or that Party suffers the appointment of any equivalent person under the laws of its domicile or place of incorporation.

13.3	MG may immediately terminate this Agreement in the following situations and such termination shall take effect upon receipt by MINRAD of a letter sent by recorded delivery.
13.3.1	MINRAD's status as a pharmaceutical establishment, or its cGMP certification is revoked; or
13.3.2	The marketing of the Products is terminated because an act of a French or foreign administrative authority ; or
13.3.3

MINRAD delivers on more than two (2) occasions per contractual year a batch which does not conform to the specifications of the Technical Agreement and/or the Dossier, and which prevents the pharmaceutical release of the said Batch; or

13.3.4	If the agreement between the Parties for the assignment of the dossiers relating to the Products, dated February 11, 2005 is terminated for any reason whatsoever.
13.4	Any expense for the termination of the commercialization of the Products due to an act or omission by MG in the execution of the Agreement, will be borne exclusively by MG. Similarly, any expense for the termination of the commercialization of the Products due to an act of omission of MINRAD in the execution of the Agreement, will be borne exclusively by MINRAD.
13.5	Following the termination of this Agreement, for whatever reason:

13.5.1	Orders placed and confirmed prior to the date of termination, and the manufacture of which has begun prior to the said date, shall remain valid; and
13.5.2

Each party shall, within thirty (30) days of termination of this Agreement, return to the other party all documents (and copies, reproductions, and reductions in to writing thereof, provided by the other party under this Agreement; and MINRAD shall provide MG with the batch files, the sample library, the samples used in the stability studies, the results of those studies, and any other documentation (and copies, reproductions and reductions in to writing thereof) drafted by MINRAD in the execution of this Agreement and only for the Products transferred to MG, and

13.5.3	Articles 6, 8.1, 10, and 19 shall remain in force.
13.6

In the event of termination of this Agreement, MG will respect the confidentiality of all data and information given during the execution of this Agreement for a period of two (2) years, and in case MG does not respect confidentiality, damages will be due to MINRAD.

14- NOTICES

All corresponding relating to the Agreement to be provided or sent by the Parties shall, except as otherwise specified in the Agreement, be made in writing and sent by recorded delivery or fax (and confirmed by recorded delivery) to the following addresses; the said correspondence shall become effective upon its receipt:

MERCK GENERIQUES	MINRAD INC.
FAO Chairman	FAO William H. Burns
34, rue Saint-Romain	847 Main Street
69008 LYON	Buffalo, NEW YORK 14203
FRANCE	UNITED STATES OF AMERICA
Fax: +33(0) 4 72 78 26 27	Fax: 716-855-1078

15-WAIVER

No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of any such right or remedy.

16- MODIFICATIONS
16.1	No amendment or modification to this Agreement shall be valid or binding on either Party unless made in writing and signed by both Parties.
16.2

If any term or provision of this Agreement is held to be either illegal or unenforceable, in whole or in part, under any enactment or rule of law, such a term or provision may be severed from the Agreement, and such a decision shall not be construed as affecting the other provisions of this Agreement which shall remain fully enforceable. Where necessary the Parties shall meet in order to discuss in good faith a mutually acceptable amendment to the Agreement.

17-INTERPRETATION

In this Agreement:

17.1	The headings are used for convenience only and shall not affect its interpretation; and
17.2	The references to persons shall include incorporated and unincorporated persons; the singular include the plural and vice versa; and references to the masculine include the feminine.

18- ENTIRE AGREEMENT

This Agreement, including its Appendixes, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to the subject matter.

19- APPLICABLE LAW & JURISDICTION
19.1	The construction, validity and performance of the Agreement shall be governed by the laws of England & Wales.
19.2	The Parties agree that in the event of a dispute concerning the execution of the Agreement, they shall take all reasonable steps to reach an amicable solution.
19.3

If the Parties are unable to reach an amicable solution, all disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with the said rules. The arbitration shall occur in London and shall be held in the English language.

AGREED by the Parties through their authorized signatories and executed in two (2) original copies February 11, 2005
MINRAD	MERCK GENERIQUES

/s/ William H. Burns	/s/ Didier Barret
Mr. William H. BURNS	Mr. Didier BARRET
President & CEO	Chairman
MINRAD INC.

/s/ Kirk D. Kamsler	/s/ Bertrand Brutzus
Mr. Kirk D. KAMSLER	Mr. Bertrand BRUTZUS
President	Director of Business Unit
MINRAD EU	Injectable Products

APPENDIX I

PRODUCTS AND SIZE
ENFLURANE 250 ml
DESFLURANE 250 ml
ISOFLURANE 100 ml
ISOFLURANE 250 ml
SEVOFLURANE 100 ml
SEVOFLURANE 250 ml

APPENDIX 2

COUNTRIES
Ireland
United Kingdom
Denmark
Sweden
Norway
Finland
Germany
Austria
France
Poland
Hungary

APPENDIX 3

PRICES

Product	Price (ex.Tax) in US Dollars	Incoterms (2000)
ENFLURANE 250 ml	*	FCA Bethlehem, PA
DESFLURANE 250 ml	*	FCA Bethlehem, PA
ISOFLURANE 100 ml	*	FCA Bethlehem, PA
ISOFLURANE 250 ml	*	FCA Bethlehem, PA
SEVOFLURANE 100ml	*	FCA Bethlehem, PA
SEVOFLURANE 250ml	*	FCA Bethlehem, PA

APPENDIX 4

ORDER VOLUME

Minimum annual Order Commitments *

Product	2005***	2006	2007	2008	2009
ISOFLURANE**	*	*	*	*	*
SEVOFLURANE	--	--	*	*	*
DESFLURANE	--	--	--	*	*

Minimum Volume per Order*

Product	Bottles
ENFLURANE 250 ml	*
DESFLURANE 250 ml	*
ISOFLURANE 100 ml	*
ISOFLURANE 250 ml	*
SEVOFLURANE 100ml	*
SEVOFLURANE 250ml	*

* Quantities are bottles listed in 250 ml equivalent units.

** MG will use "best efforts" to sell          *          250ml bottles of Isoflurane per          *         .

*** 2005 commitment will          *          if          *         .

APPENDIX 5

COPY OF OPENING AUTHORIZATION AS PHARMACEUTICAL ESTABLISMENT

AND cGMP CERTIFICATON